MASTER JOINT VENTURE AND OPERATIONAL AGREEMENT

This Master Joint Venture and Operational Agreement (this “Agreement”) is effective as of July 5, 2016 (the “Effective Date”), and is by and between AmericaTowne, Inc., a Delaware corporation and reporting company under the rules promulgated by the United States Securities and Exchange Commission, with a mailing address for notice purposes of 4700 Homewood Court, Suite 100 in Raleigh, North Carolina 27609 (“AmericaTowne”) and Nationwide Microfinance Limited, a Ghanaian corporation with an address for notice purposes of Nyamekye, N1 Highway, 100 Metres from Lapaz Nyamekye Traffic Light, Accra Ghana (“Nationwide”). AmericaTowne and Nationwide may be defined singularly as a “Party” or collectively as the “Parties.”

WHEREAS, the Parties agree to enter into this Agreement to effectively combine efforts, resources and established relationship in furthering the operational and financial development of a Savings and Loan company operating under the laws of Ghana, and potentially related services, in the United States and Ghana through a publicly reporting and trading entity in the United States.

WHEREAS, Nationwide has represented that it currently operates a Tier 2 microfinance company providing retail and commercial financial products and services in Ghana pursuant to a valid license in good standing issued by the Ghana Banking Authority.

WHEREAS, AmericaTowne has made only those representations regarding its business, experience, service platform and other related services as set forth in its filings with the United States Securities and Exchange Commission (the “SEC”).

WHEREAS, the intent of the Parties is to deploy their respective resources, education, experience and training in utilizing the benefits of a public company, subject to those risks and costs inherent thereto, and status as a fully reporting and trading company with the SEC in developing a profitable savings and loans institution in Africa, and perhaps other countries in the future, and in increasing shareholder value through the operations of such a company.

WHEREAS, the Parties agree to work in good faith to structure an entity consistent with the terms and conditions herein, and as set forth in any amendment hereto.

WHEREAS, the Parties acknowledge that there are certain conditions precedent that must be performed before this Agreement constitutes a materially definitive agreement.

NOW, THEREFORE, in consideration the representations, warranties and agreements herein contained, the Parties agree as follows:

1. Joint Participation in Public Company. The Parties agree to work in good faith, through a business combination or joint venture, through AmericaTowne’s acquisition of a publicly reporting company on the Over-The-Counter marketplace (the “OTC”) operated by the Financial Industry Regulatory Authority (“FINRA”). At this time, unless otherwise mutually agreed to by the Parties in writing, the Parties designate Alton Perkins to facilitate and pursue the following objectives exercising his sole discretion, in conjunction with those professionals (i.e. attorneys, accountants, auditors and securities advisors) he deems necessary, in furthering the objectives of the Parties:

(a) Through AmericaTowne, investigating and acquiring a suitable publicly reporting company on the OTC, and in turn, voting its controlling interest in the acquired company to amend its articles of incorporation in changing the name of the company to “Nationwide Corp.” or a similar name based on availability within the state of incorporation (hereinafter the “Nationwide Public Entity”) and, finally, effectuating a change in control;

(b) Increasing the total authorized shares in the Nationwide Public Entity for purposes of facilitating a future capital raise and restructuring, and if deemed necessary, creating a separate classification of common shares with exclusive voting control. At this time, the Parties anticipate that one class of common shares will be non-voting shares subject to registration with the SEC (hereinafter the “A Shares”), and another shall have subordinate rights of distribution to the A Shares, but have voting rights (hereinafter the “B Shares”). The Parties agree that the classification of the A Shares and the B Shares is subject to modification, revision and amendment by Mr. Perkins, exercising his sole discretion, depending on any applicable laws or restrictions of the Nationwide Public Entity’s state of incorporation, SEC, FINRA or the OTC. The Parties intend that the B Shares will be considered “control shares” with exclusive voting power, subject to any restrictions under the articles of incorporation, applicable statutes in the state of incorporation, or bylaws of the Nationwide Public Entity. At this time, the Parties intend on issuing the A Shares and the B Shares consistent with Schedule A;

(c) Voting AmericaTowne’s controlling interest in the Nationwide Public Entity, prior to the amendment to the articles of incorporation in subsection (a), above, to seat a Board of Directors consisting of three members – a Chairman of the Board and two directors. The Chairman of the Board and one director shall be designated by AmericaTowne, and the other director shall be designated by Nationwide. The Board of Directors shall then resolve to appoint Alton Perkins, or his designee(s), as the Nationwide Public Entity’s Chief Executive Officer, Chief Financial Officer, and Secretary to serve a two-year term subject to termination only “for cause” with a reasonable compensation to be agreed upon by the Parties in writing;

(d) Following the above-referenced name change, the Nationwide Public Entity will apply with FINRA to change the symbol to correspond with Nationwide and its business;

(e) Until further vote by the Board of Directors of the Nationwide Public Entity, the Nationwide Public Entity will remain incorporated in its original state of incorporation with an assumed name and foreign business filing in North Carolina, and shall be headquartered in Raleigh, North Carolina. Nationwide and the Nationwide Public Entity’s primary lending and financial operations shall continue to be headquartered in Accra, Ghana;

(f) AmericaTowne shall secure the web domain for the Nationwide Public Entity; and

(g) Any other act deemed by AmericaTowne as being required to further the intent of the Parties under this Agreement.

2. Exacting Standards of a Public Reporting Company. The Parties are aware and understand the requirements to maintain status as a public reporting company is exacting, time-consuming, and expensive. The Parties understand and agree to maintain standards required of a publicly reporting company.

3. Access to Financial Reporting and Uplisting. Nationwide acknowledges that an ongoing condition of this Agreement is providing AmericaTowne and the Nationwide Public Entity with immediate access to its books and records for purposes of future public reporting and auditing requirements. AmericaTowne will exercise commercial reasonableness in coordinating an audit of the Nationwide Public Entity, which would take into consideration consolidated financials of Nationwide. Nationwide shall cooperate in good faith with the Nationwide Public Entity, and those attorneys and advisors retained by AmericaTowne, to file any and all necessary and required registrations, registration statements and/or financial disclosures or reports as required under the Securities Act of 1933 or the Securities Exchange Act of 1934, and concomitant thereto, uplist to the OTCQB Venture Market Place, or other suitable marketplace deemed suitable and proper under the circumstances by AmericaTowne, if not already reporting or uplisted.

4. Nationwide Public Entity Funding Actions. AmericaTowne, at its sole discretion, will take action, through its membership on the Board of Directors for the Nationwide Public Entity, to file the appropriate registration statement with the SEC to register “selling shareholder” shares issued to AmericaTowne and Nationwide for sale on a continuous basis at a per share price to be determined by classification by the SEC as “statutory underwriters,” or if eligible, at a market offering price. At this time, it is anticipated that these shares would be sold through private transactions, brokered transactions or through the OTC market. In addition, the Nationwide Public Entity shall evaluate, and if deemed eligible, register shares for a direct public offering or initial public offering, depending on the circumstances and eligibility, with the intention of raising a minimum of $8,500,000 USD and a maximum of $32,500,000 USD, and to disclose the use of proceeds in the manner set forth in Schedule B. AmericaTowne may elect to enter into an agreement with an investment banker and/or broker to facilitate the sale of the shares offered to the public, or alternatively, secure, for the benefit of Nationwide, a credit-line facility, or take any other action with third-parties, whether through the offering of equity or service of debt, to advance the business and financial objectives of Nationwide. AMERICATOWNE IS NOT ACTING AS A BROKER/DEALER, OR A PARTY COMPENSATED FOR THE FACILITATION OF THE SALE OF SECURITIES.

5. Management and Operational Authority. At this time, pursuant to the bylaws of the Nationwide Public Entity, the Parties intend to operate and manage the Nationwide Public Entity through a Board of Directors with two committees responsible for certain aspects of the company’s operations.

(a) The Operations and Ethics Committee. Although the specific duties and responsibility of each committee will be definitively set forth in a resolution of the Board of Directors, at this time, it is anticipated that the “Operations and Ethics Committee” will be responsible for the implementation of the day-to-day operations in the United States, and the company’s capital raising and financing strategies, as set forth above, and be responsible for, amongst other things, (i) complying with applicable securities and market regulations, including but not limited to, approving all periodic disclosures, quarterly reports, annual reports, and beneficial ownership schedules, (ii) hiring of counsel, auditors and accountants, (iii) evaluating and selecting investment bankers and brokerage firms, (iv) sourcing of day-to-day and major acquisitions and other corporate initiatives, (v) acquiring goods and services recommended by the Ghana Committee, see Section 5(b), below, (vi) recommending, evaluating and securing the commercially reasonable amount of commercial and liability insurance, (viii) entering into a marketing and naming rights agreement with a company of its choosing, which may be Yilaime Corporation, an affiliate and controlling shareholder of AmericaTowne; and (vii) any other commercially necessary and reasonable services benefiting Nationwide. This committee will report directly to the Board of Directors, and the officers of the Nationwide Public Entity shall implement the directives of the committee.

(b) The Ghana Committee. It is anticipated that the “Ghana Committee” will operate under the sole direction of the Accountable Manager of Nationwide, and will be responsible for the day-to-day operations in Ghana and the operational recommendations to the Board of Directors, and to the Operations and Ethics Committee, related to any and all aspects of Nationwide’s financial services business, including but not limited to, (i) final decisions concerning day-to-day operations of the savings and loans programs, (ii) determination of personnel employed in support of savings and loan service operations including the managing director, human resources, customers, operations, sales and marketing, quality assurance, and accounting and payroll, and (iii) any other commercially necessary and reasonable services benefiting Nationwide and the Nationwide Public Entity. This committee will report directly to the Board of Directors, and the officers of the Nationwide Public Entity shall implement the directives of the committee.

6. Universal Merchant Bank Loan. Nationwide has represented to AmericaTowne that it has the means and ability to ensure the participation and funding of Universal Merchant Bank (“Universal”) to support Nationwide, through a loan to Nationwide, on behalf of Nationwide, in the amount of $1,000,000 (USD) (hereinafter referred to as the “Universal Loan”). Unless otherwise agreed to by the Parties, the Universal Loan will be considered a debt on the books of Nationwide. Nationwide has provided written evidence from Universal of Universal’s forthcoming commitment to provide a Standby Letter of Credit. The Universal Loan shall be funded by or before July 30, 2016 in the form of a Standby Letter of Credit callable in twelve (12) months or another acceptable form of credit and/or guarantee, as approved by AmericaTowne exercising its sole discretion. AmericaTowne will provide instructions for delivery of the Standby Letter of Credit. The funding of the Universal Loan is a condition precedent to AmericaTowne’s ongoing performance under this Agreement, which can only be waived by AmericaTowne in writing. If Nationwide fails to provide the Universal Loan, or an otherwise acceptable funding facility, as determined solely by AmericaTowne, this Agreement may be immediately declared null and void by AmericaTowne.

7. Licenses and Rights. Subject to any future resolution by Nationwide, any and all registrations and licenses and rights shall be assigned to the Nationwide Public Entity for the joint use of the Parties under this Agreement. Nationwide shall be responsible for and ensure any and all licenses required to operate as a savings and loan are maintained and kept current.

8. Ownership in Nationwide Ghana and Board Membership. As additional consideration under this Agreement, Nationwide agrees to issue AmericaTowne a total of 25% of its issued and outstanding shares in Nationwide, which shall be unencumbered and not susceptible to any claims by third-parties, and the equivalent number of board seats on Nationwide.

9. AmericaTowne Service Provider Agreement. By or before July 30, 2016, as a condition precedent of effectiveness of this Agreement, Nationwide will execute a Service Provider Agreement in the same or similar format as disclosed by AmericaTowne in its public filings, whereby Nationwide would utilize the AmericaTowne platform in performing mutually agreed upon services for Nationwide’s operations (and those of the Nationwide Public Entity) in an amount equal to or greater than $1,250,000 (USD). AmericaTowne shall determine the terms of payment. Furthermore, Nationwide agrees that AmericaTowne would be required to disclose the contents of this related-party agreement in public filings for AmericaTowne and the Nationwide Public Entity.

10. Employment Agreements with Restrictive Rights. To rapidly develop and grow the Nationwide Public Entity, at the sole discretion of AmericaTowne, key individuals, some of whom are affiliated with either AmericaTowne or Nationwide, will be offered employment agreements or independent contractor agreements with the Nationwide Public Entity. AmericaTowne, at its sole discretion, will determine the terms and conditions of employment or independent contractor relationship.

11. Professional Services. At this time, AmericaTowne represents that it intends on using the services of the law firm of Paesano Akkashian Apkarian, P.C. (hereinafter referred to as “PAA”) to represent AmericaTowne and the Nationwide Public Entity. In addition, AmericaTowne intends on using the services of Edgarfficient, LLC, as the company’s EDGAR Agent, and a suitable auditor as part of the acquisition process. The costs and expense associated with these services shall be agreed upon in a corporate resolution executed by the Nationwide Public Entity. The Parties acknowledge that, in a separate correspondence, PAA has adequately and sufficiently disclosed the potential for conflict of interest in representing AmericaTowne and the Nationwide Public Entity, and that by signing below, Nationwide ratifies it prior waiver of the conflict.

12. Use of Funds in Offering. The Parties intended use of funds schedule is attached hereto as Schedule B. This Schedule B is subject to modification and finalization in any resolution of the Board of Directors for Nationwide, or future registration statement.

13. Books and Records. Nationwide will ensure at all times financial accounts, books and records are promptly disclosed and made available to AmericaTowne and the Nationwide Public Entity for preparation of periodic disclosures, and quarterly and annual reports to the SEC.

14. Funds Advanced. Any funds advanced by either Party in the carrying out of this Agreement shall be immediately reimbursed to the Party incurring the expense through either Universal investment and/or capital provided by AmericaTowne, and/or a working capital account.

15. Entire Agreement. It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement, or as subsequently amended.

16. Amendment. The Parties agree that this Agreement can only be amended in a writing signed by the Parties.

17. Assignees. This Agreement will inure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators, successors and permitted assign.

18. Titles/Headings. Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

19. Governing Law. It is the intention of the Parties to this Agreement that this Agreement and the performance under this Agreement, and all suits and special proceedings under this Agreement, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the State of North Carolina, without regard to the jurisdiction in which any action or special proceeding may be instituted.

20. Severability. In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

21. Waiver. The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

22. Counterparts; Electronic or Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by facsimile and or other electronic transmission and shall be binding upon the parties hereto so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties hereto following the applicable transmission; provided that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

23. Legends and Disclosures Regarding Shares. IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THE SECURITIES ISSUED THROUGH THIS AGREEMENT HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMON OR REGULATORY AUTHORITY. FUTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENSATIONS TO THE CONTRARY IS A CRIMINAL DEFENSE. FURTHERMORE, THE SECURITIES ISSUED THROUGH THIS AGREEMENT ARE SUBJECT TO RESTRICTIONS ON TRANSFERBILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OF EXEMPTION THEREFORM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

IN WITNESS WHEREOF, the parties hereto have caused this Schedule to be executed and delivered as of the date set forth above.

AMERICATOWNE, INC.

By: /s/Alton Perkins

Alton Perkins

Chairman of the Board

Authorized by Board of Directors

NATIONWIDE MICRO FINANCE LIMITED

 By: /s/Joseph Edu-Quayson

 Joseph Edu-Quayson

 Executive Director

Schedule A

	A -Shares Percent*	A-Selling Shares	A-Shares After Sell*	Control Shares
Entity				B Share Percent
AmericaTowne	45%		37%	51%

Nationwide Ghana	45%		37%	49%

Acquired Company Current Shareholders	10%		6%

Nationwide Corp Direct Offering		20%	20%

Total Shares Outstanding	100%	20%	100%	100%

* Estimates

Note: Subject to any applicable laws or regulations associated with either class of shares, this Schedule A may be adjusted to account for and maintain the controlling interests of the B Shares.

Schedule B

Use	Amount
Minimum Stock Sales -	$8,500,000
SBLC Bank - Discounted	830,000
Cap Structure		$9,330,000
Escrow - to Nationwide Ghana	$6,500,000
Fees for Funding & Management	300,000
Fees to Acquire Public Trading Company	425,000
Legal & Professional Public Company fees	238,000
Equipment & Supplies - AT Invoice	1,250,000
Total Uses		$8,713,000
Working Capital		$617,000

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